FORM OF LETTER

1,850,000 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Shareholders

of Patrick Industries, Inc.

__________, 2008

To Security Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Patrick Industries, Inc. (“Patrick”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Right(s)”) distributed to all holders of record (“Recordholder(s)”) of shares of Patrick common stock, without par value (the “Common Stock”), at the close of business on __________, 2008 (the “Record Date”). The Rights and Common Stock are described in the Patrick prospectus dated __________, 2008 (the “Prospectus”).

In the Rights Offering, Patrick is offering an aggregate of 1,850,000 shares of Common Stock, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on __________, 2008, unless extended in the sole discretion of Patrick (as it may be extended, the “Expiration Date”).

The Rights are evidenced by a non-transferable Rights certificate (a “Rights Certificate”) registered in your name as the nominee holder. Each beneficial owner of shares of Common Stock registered in your name is entitled to one Right for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date. Each Right entitles the beneficial owner to purchase 0.2580693 of a share of Common Stock at the subscription price of $7.00 per whole share (the “Subscription Price”).

We are asking that you forward the enclosed materials to the beneficial owners of the Common Stock carried by you in your account. We are also asking persons who hold shares of Common Stock beneficially and who will receive the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee to contact the Recordholder and request that it effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, National City Bank (the “Subscription Agent”), incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Patrick or the Subscription Agent.

Enclosed are copies of the following documents:

1. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name;

2. Instructions as to Use of Patrick Industries’ Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Patrick Industries, Notice of Important Tax Information, and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3. Prospectus dated __________, 2008;

4. Rights Certificate; and

5. A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate, with payment in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with full payment for each share of Common Stock subscribed for, including final clearance of any checks, by 5:00 p.m., New York City time, on the Expiration Date. If you exercise Rights using the guaranteed delivery procedures, you must deliver the Notice of Guaranteed Delivery to the Subscription Agent by 5:00 p.m., New York City time, on the Expiration Date. In addition, by 5:00 p.m., New York City time, on the third business day after the Expiration Date, you must deliver to the Subscription Agent (i) a properly completed Rights Certificate(s) evidencing your rights being exercised, with any required signature guarantees; and (ii) payment in full of the amount equal to the number of shares of Common Stock subscribed for multiplied by the Subscription Price. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from National City Shareholders Communications at 1-800-622-6757 or send an email to shareholder.inquiries@nationalcity.com.

Very truly yours,

Patrick Industries, Inc.

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PATRICK, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.